                                                                     Exhibit 4.5

                      STOCK TRANSFER RESTRICTION AGREEMENT

         Stock Transfer Restriction Agreement, dated this ___ day of _______, 1998 by and among Roller Bearing Holding Company, Inc., a Delaware corporation ("Holdings"), William E. Myers, Jr. (the "Initial Party"), Dr. Michael J. Hartnett ("Hartnett") and the Persons who by operation of Section 2.5 hereof become a party hereto (collectively with the Initial Party, the "Stockholders" and individually a "Stockholder").

         WHEREAS, the Initial Party is the owner of [_____________ shares (the "Shares") of Class A Voting Common Stock of Holdings, par value $.01 per share ("Class A Common Stock" and collectively with any other common stock of any class or series issued by Holdings, the "Common Stock") and warrants to purchase ________ shares of Class A Common Stock at $100.00 per share (the "Warrants")];

         WHEREAS, Holdings, Hartnett and the Stockholders desire to set forth their agreement regarding certain matters relating to the Stockholders' ownership of the [Shares and the Warrants], as well as (i) any shares of capital stock or Derivative Securities that may be issued by Holdings and owned by any of the Stockholders and (ii) any shares of Common Stock that may be issued by Holdings to any of the Stockholders upon conversion, exchange or exercise of any [Warrants or other] Derivative Securities, in each case whether currently owned or hereinafter acquired, being collectively the "Securities").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS

     As used herein, the following terms shall have the meanings indicated:

     1.1 "Affiliate" shall mean a Person controlled by, in control of, or under common control with, another Person. For purposes of this definition, "control" (including the correlative terms "controlled by", "in control of" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     1.2 "Derivative Securities" shall mean options, warrants (including the Warrants) and other rights to subscribe for, and securities convertible into or exchangeable or exercisable for, shares of Common Stock.

     1.3 "Fair Market Value" shall mean as to any property on any date, the fair market value of such property on such date (without regard to any liabilities to which such property may be subject) as determined in good faith by the Board of Directors of Holdings, which determination shall, absent manifest error and except as otherwise set forth in Section 2.3, be binding on the Stockholders.

     1.4 "Initial Public Offering" shall mean the first underwritten public offering of equity securities of Holdings pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), for which Holdings received not less than $25 million in gross proceeds and following which there is a public market for the securities so offered.

     1.5 "Outstanding Shares" shall mean, at any given time, the sum of (i) all outstanding shares of Common Stock and (ii) the aggregate number of shares of Common Stock issuable upon the exercise, conversion or exchange, as applicable, of outstanding Derivative Securities. Whenever in this Agreement reference is made to ownership of Outstanding Shares, such phrase shall mean ownership of the applicable underlying Common Stock and Derivative Securities in respect thereof.

     1.6 "Permitted Transferee" shall mean, with respect to any Person, (a) if such Person is an individual, (i) a member of the Immediate Family of such Person, or (ii) a trust or other similar legal entity for the primary benefit of such Person and/or one or more members of his Immediate Family, or (iii) a partnership, limited partnership, limited liability company, corporation or other entity in which such Person and members of his Immediate Family possess 100% of the outstanding voting securities, (b) if such Person is a partnership or limited liability company, the general partners, limited partners or members thereof to whom securities of Holdings are Transferred on a pro rata basis in accordance with the terms of the underlying partnership agreement or limited liability company agreement and (c) if such Person is a corporation, any wholly owned subsidiary of such corporation or parent of such corporation that wholly owns such corporation. For purposes of this definition, "Immediate Family", with respect to any individual, shall mean his brothers, sisters, spouse, children (including adopted children), parents, parents-in-law, grandchildren, great grandchildren and other lineal descendants and spouses of any of the foregoing.

     1.7 "Person" shall mean any natural person, corporation, organization, partnership, association, joint-stock company, limited liability company, joint venture, trust or government, or any agency or political subdivision of any government.

     1.8 "Transfer" shall mean any direct or indirect, voluntary or involuntary, sale assignment, gift, encumbrance or other direct or indirect transfer (whether outright or conditional) of any Securities or any interest therein.

     1.9  Defined Terms

          The following terms are defined elsewhere in this Agreement in the Sections and on the pages indicated:



Defined Term                                 Section             Page
------------                                 -------             ----
Act                                          1.4                 3
Affiliate                                    1.1                 2
Board                                        2.3(c)(i)           9
Cause                                        2.3(b)(ii)          8
Class A Common Stock                         Recitations         1
Common Stock                                 Recitations         1
Compelled Sale                               2.4(a)              12
Compelled Sale Notice                        2.4(b)              12
Compelled Sale Purchaser                     2.4(a)              11
controlled by                                1.1                 2
Credit Restriction                           2.3(c)(ii)          10
Derivative Securities                        1.2                 2
Fair Market Value                            1.3                 2
Hartnett                                     Introduction        1
Holdings                                     Introduction        1
Immediate Family                             1.6(c)              4
in control of                                1.1                 2
Initial Party                                Introduction        1
Initial Public Offering                      1.4                 3
Joinder Agreement                            2.5(b)              14
Objecting Party                              2.3(a)              6
Outstanding Shares                           1.5                 3
Permitted Transferee                         1.6                 3
Person                                       1.7                 4



Defined Term                                 Section             Page
------------                                 -------             ----
Proposed Transferors                         2.4(a)              11
Repurchase Offer Notice                      2.3(a)              6
Securities                                   Recitations         1
Shares                                       Recitations         1
Stockholder                                  Introduction        1
Stockholders                                 Introduction        1
Transfer                                     1.8                 4
under common control with                    1.1                 2
Warrants                                     Recitations         1



2.   TRANSFER RESTRICTIONS

     2.1 Legends. None of the Securities, including shares of Common Stock underlying the Warrants, has been (or will have been at the time of issuance) registered under the Act. Certificates representing the Shares, the Warrants, and upon exercise of the Warrants, the shares of Common Stock issuable at such time, shall bear the following legend:

     The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended ("Act"), and may not be offered or sold except pursuant to (i) an effective registration statement under the Act or (ii) an exemption from registration under such Act (which, if requested by the issuer, shall be accompanied by an opinion of counsel to such effect reasonably satisfactory to the issuer).

     2.2 Restrictions on Transfer of Securities. Except as otherwise provided for in this Article 2, no Stockholder shall Transfer any Securities without the prior written consent of Holdings.

     2.3 Purchase on Death or Termination of Employment. Upon the death of the Initial Party or the termination of the employment of the Initial Party by Holdings or any subsidiary of Holdings (provided that the Initial Party is not, following such employment termination, an employee of Holdings or any subsidiary of Holdings) for any reason whatsoever, Holdings shall have the right (but not the obligation), exercisable upon notice given not more than one hundred and twenty (120) days following the date of such death or termination of employment, to repurchase all, but not less than all, of the Securities (whether owned by the Initial Party or any Permitted Transferee of the Initial Party) at the Fair Market Value therefor as of the last day of the fiscal quarter immediately preceding such date of termination or death.

          (a) If Holdings elects to exercise its rights to repurchase Securities under this Section 2.3, it shall deliver to each Stockholder (or the administrator of the estate of any deceased Stockholder) a notice of its election to so exercise (the "Repurchase Offer Notice"), which notice shall set forth Holdings' determination of the Fair Market Value of the Securities. If, within five (5) business days following delivery of the Repurchase Offer Notice, the Initial Party (or the administrator of the Initial Party's estate, the "Objecting Party") delivers a notice to Holdings disputing Holdings' determination of Fair Market Value, Holdings and the Objecting Party shall endeavor in good faith to agree upon a mutually acceptable determination of Fair Market Value of the Securities. Failure by the Objecting Party to object within such five (5) business day period shall be deemed to be acceptance of Holdings' determination of Fair Market Value and a waiver of any right to object thereto. If, within ten (10) days following delivery of a notice disputing Holdings' determination of Fair Market Value, Holdings and the Objecting Party are not able to agree upon the Fair Market Value of the Securities, Holdings shall retain a nationally recognized accounting, investment banking or other firm, reasonably acceptable to the Objecting Party, experienced in the valuation of assets similar to the Securities, to value the Securities. The determination of such expert shall be binding upon Holdings and the Stockholders and the expenses of retaining such expert shall be borne equally by Holdings and the Objecting Party, provided, however, that, within ten (10) days following delivery of the determination of such expert to Holdings, Holdings shall have the right to withdraw its offer to repurchase the Securities and elect not to exercise its rights under this
Section 2.3. If Holdings' offer to repurchase the Securities is not withdrawn as provided above, the closing of the repurchase by Holdings of the Securities shall take place on the date specified in the Repurchase Offer Notice, which date shall not be earlier than ten (10), or later than ninety (90), days following delivery of the Repurchase Offer Notice, provided, however, that, if the Objecting Party shall have objected to Holdings' determination of Fair Market Value of the Securities, the closing of the repurchase of the Securities shall take place on a date specified by Holdings that shall be not less than ten
(10), nor more than sixty (60), days following the final determination of such Fair Market Value, and provided further, however, that, if the closing of the repurchase of Securities shall be deferred by operation of Section 2.3(c) hereof, the closing of the repurchase of Securities shall take place on a date specified by Holdings that shall be not less than ten (10), nor more than sixty
(60), days following the date such deferral terminates.

          (b) (i) Payment for the Securities repurchased by Holdings pursuant to this Section 2.3 shall be as follows:

                    (A) If the event giving rise to Holdings' right to repurchase under this Section 2.3 shall be a termination of the Initial Party's employment for Cause, payments shall be made in five equal annual payments on the first through the fifth anniversaries of the date of the closing of such repurchase (or such shorter period as Holdings may choose and set forth in the Repurchase Offer Notice) with interest thereon as set forth in
               Section 2.3(d) hereof; or

                    (B) If the event giving rise to Holdings' right to
               repurchase under this Section 2.3 shall be anything other than a termination of the Initial Party's employment for Cause, payments shall be made in three equal annual payments on the first, second and third anniversaries of the date of the closing of such repurchase (or such shorter period as Holdings may choose and set forth in the Repurchase Offer Notice) with interest thereon as set forth in Section 2.3(d) hereof;

provided, however, that Holdings shall have the right to prepay any such amounts, in whole or in part, at any time without penalty or premium.

          (ii) As used herein "Cause" shall mean:

                    (A) any act of fraud, embezzlement, theft or commission of a crime involving moral turpitude by the Initial Party;

                    (B) any breach by the Initial Party of any material
               covenant, condition, or agreement in any employment agreement entered into with Holdings or any subsidiary of Holdings;

                    (C) any good faith finding by Holdings (or the subsidiary of
               Holdings that employed the Initial Party) that the Initial Party repeatedly failed to perform the Initial Party's required duties; provided that Holdings (or such employing subsidiary) shall have provided the Initial Party with notice of such failure to perform and have afforded the Initial Party a reasonable opportunity to cure (it being understood that compliance with the notice or cure provisions set forth in any written employment agreement with the Initial Party shall constitute reasonable actions on behalf of Holdings (or such employing subsidiary)); or

                    (D) any chemical dependency by the Initial Party (other than in connection with medicines prescribed for the Initial Party).

          (c) (i) Holdings' obligation to close the repurchase of, or make any payments (including any payments of interest) for, the Securities repurchased pursuant to this Section 2.3 shall be qualified, as hereinafter provided, in the event of the existence of a Credit Restriction. In the event of a Credit Restriction, Holdings may, at its option, defer (without penalty or premium) the closing of the repurchase of the Securities or all or any portion of any payments otherwise due, until such time as such closing or payment, in the opinion of the Board of Directors of Holdings (the "Board") is no longer subject to such Credit Restriction. The obligation to close the repurchase of, or make payments for, the Securities repurchased pursuant to this Section 2.3 shall be tolled during any period of deferral provided for above, and such repurchase shall be closed or such payments shall (re)commence following such deferral on the same schedule as provided in Section 2.3(b) hereof (but with all time frames for payments extended for the period of deferral, i.e. with no acceleration of payments in respect of payments that were due during such period of deferral); provided that interest on the purchase price for the Securities repurchased (or to be repurchased if the closing of the repurchase is deferred by reason of the Credit Restriction) pursuant to this Section 2.3 shall accrue during such period of deferral at the rate set forth in Section 2.3(d) hereof and shall be paid as set forth in said Section 2.3(d). If the closing of the repurchase was deferred by reason of the Credit Restriction, interest shall accrue, as aforesaid, beginning on the 91st day following delivery of the Repurchase Offer Notice.

               (ii) As used herein, a "Credit Restriction" shall be deemed to exist if any provision of any agreement with lenders to Holdings or holders of debt securities of Holdings (or lenders to, or holders of debt securities of, any subsidiary of Holdings), (A) restricts or limits Holdings' right to effect such repurchase or make any such payment, (B) restricts or limits the right of Holdings' subsidiaries to transfer (by way of dividend or otherwise) to Holdings the funds necessary to make such repurchase or payment, or (C) provides that the closing of such repurchase or making of any such payment would (x) restrict the right of Holdings or any of its subsidiaries to borrow any funds under such agreements, (y) result in a default thereunder or (z) otherwise result in an adverse affect on Holdings or any of its subsidiaries under such agreements, in each case as reasonably determined by the Board, whose determination shall be binding on the parties hereto.

          (d) Interest on the unpaid portion of the purchase price for the Securities repurchased pursuant to this Section 2.3 shall accrue at a variable rate constituting the prime rate published by Holding's primary bank lender (from time to time) from the date of the closing of such repurchase until payment therefor is made. Each payment by Holdings pursuant to this Section 2.3 shall include all accrued and unpaid interest to the date of such payment on the then unpaid portion of the purchase price for the Securities repurchased pursuant to this Section 2.3. Interest accrued during any period of deferral (pursuant to (c) above) shall be paid as follows:

               (i) If the closing of the repurchase is deferred, such accrued interest shall be added to the purchase price for the Securities otherwise established hereunder, and shall be paid, together with accrued interest thereon, as set forth in Section 2.3(b) hereof;

               (ii) If the closing of the repurchase had previously taken place, but payments under Section 2.3(b) hereof are deferred, such accrued interest shall effectively be capitalized over the remaining term of repayment set forth in Section 2.3(b) hereof, to be repaid, together with interest thereon, in the same fashion as the then balance of the original principal amount. (e) Notwithstanding anything else in this Agreement to the contrary,

Holdings shall have the right to assign, in whole or in part, to any other party its right to repurchase Securities under this Section 2.3.

     2.4  Right to Compel Sale.

          (a) If Hartnett and his Permitted Transferees (the "Proposed Transferors"), wish to sell all, and not less than all, of the Common Stock or Derivative Securities then owned by the Proposed Transferors on such date, to any bona fide independent third party other than an Affiliate or a Permitted Transferee of such Proposed Transferors (the "Compelled Sale Purchaser"), and if such Compelled Sale Purchaser requires, as a condition to acquiring such Common Stock or Derivative Securities upon terms acceptable to the Proposed Transferors, that the Stockholders sell to such Compelled Sale Purchaser all, and not less than all, of the Securities, then each Stockholder shall be obligated to join and fully cooperate in the sale together with the concurrent sale by the Proposed Transferors (a

"Compelled Sale") of all of its respective Securities to the Compelled Sale Purchaser, subject to the following:

               (i) The terms and conditions applicable to the sale of the Securities shall be identical to those applicable to the sale of the securities by the Proposed Transferors, including, without limitation, the amount and nature of consideration and the same representations, indemnities and the like required of the Proposed Transferors.

               (ii) Notwithstanding the foregoing, any liability of any Stockholder in connection with such sale shall be (A) several and not joint and several, (B) shall be limited to the proceeds actually received by such Stockholder, and, (C) in any event except for any liability occasioned by the specific wrongdoing of any Person, the liability of the Proposed Transferors and the Stockholders shall be further limited to damages occasioned by the breach of the representations and warranties made by them (which, in the case of the Stockholders, shall only include representations and warranties as to their ownership of the Securities being sold and other matters specifically applicable to them and their Securities) and damages arising under any indemnity or escrow provisions that are limited to their proportion of the aggregate proceeds received by all of them.

          (b) The Proposed Transferors shall notify each Stockholder in writing of a Compelled Sale (a "Compelled Sale Notice"), which Compelled Sale Notice shall set forth all of the material terms and conditions of the Compelled Sale, including, without limitation, the proposed amount and nature of consideration and all other material terms and conditions, including the date of the proposed Transfer and all applicable representations, indemnities and other contract provisions. Each Stockholder shall execute and deliver to the Proposed

Transferors within five (5) business days after delivery to such Stockholder for such execution, all documents required to be executed by such Stockholder in order to consummate such Compelled Sale, subject to the limitations on liability contained in Section 2.4(a)(ii) hereof. Further, and in any event, each Stockholder hereby appoints the Secretary of Holdings as its attorney-in-fact to execute any and all documents and instruments and take all actions reasonably necessary to Transfer the Securities owned by such Stockholder in order to effect the terms of this Section 2.4, which power of attorney may only be exercised if the Compelled Sale complies with all of the terms of this Section 2.4. It is understood and agreed that the appointment of the Secretary of Holdings as the attorney-in-fact of each Stockholder for the purposes set forth above is coupled with an interest and is irrevocable.

          (c) Upon consummation of the sale of the Securities to the Compelled Sale Purchaser pursuant to the Compelled Sale, the Compelled Sale Purchaser shall (i) notify each Stockholder of such completion and shall furnish such evidence of said sale (including time of completion) and of the terms thereof as any of the Stockholders may reasonably request, and (ii) remit to each Proposed Transferor and each Stockholder the consideration for the total sales price of Common Stock and Derivative Securities of such party sold pursuant thereto, against delivery by such party of such evidences of ownership of such party's Common Stock and Derivative Securities as may be requested by the Compelled Sale Purchaser, and the compliance by such party with any other conditions to closing generally applicable to all Proposed Transferors and Stockholders.

          (d) If any Compelled Sale Offer is withdrawn, or terminated for any reason, prior to consummation, the Proposed Transferors shall, without prejudice to their (or any other Proposed Transferor's) rights hereunder to deliver a subsequent Compelled Sale Notice, return to each Stockholder all documentation which such Stockholder had previously delivered to the Proposed Transferor in connection with such Compelled Sale Offer.

     2.5 Transfers to Permitted Transferees. (a) Notwithstanding anything contained in this Article 2 to the contrary, each Stockholder may Transfer any or all Common Stock or Derivative Securities owned by such Person to Permitted Transferees of the Initial Party.

          (b) Any Transfer to a Permitted Transferee pursuant to Section 2.6(a) hereof, shall be conditioned in each such case upon any such Transferee first entering into a joinder agreement (a "Joinder Agreement"), in the form attached hereto as Exhibit A, pursuant to which such Transferee, and the Common Stock or Derivative Securities acquired, shall become subject to the terms and conditions of this Agreement, including those contained in Section 2.5(c) hereof.

          (c) Upon any Transfer by a Stockholder and the execution of a Joinder Agreement, each Transferee, and the Securities acquired by it, shall be subject to all of the limitations and obligations set forth in this Article 2, and, except as set forth in clause (ii) below, shall obtain the benefits and rights of a Stockholder hereunder, with respect to the Securities so acquired, pursuant to this Article 2.

          (d) In the event that a Stockholder Transfers any of its Securities hereunder, until notice thereof shall have been delivered by such Stockholder to Holdings and Hartnett (i) any notices to be given to such Transferees shall be deemed given if delivered to the Transferor Stockholder,
(ii) a notice from any such Transferee shall be deemed delivered only if delivered by such Transferor Stockholder, (iii) Holdings and Hartnett shall be permitted to rely upon any notice given by such Transferor Stockholder as containing the intentions of its Transferees, and (iv) where applicable, such Transferees shall share any rights contained in this Agreement as they shall deem appropriate, and as reflected by any notices provided by such Transferor Stockholder. If the Initial Party Transfers all of its Securities it may designate, by written notice to Holdings and all other stockholders, a successor Person to give and accept notices, on behalf of all Transferees of the Initial Party, as set forth herein.

     2.6 Termination on Initial Public Offering. The restrictions on Transfer of Common Stock and Derivative Securities and the other rights, restrictions and obligations contained in this Article 2 shall terminate and be of no further force and effect following an Initial Public Offering.

     2.7 Transfers Not in Compliance Void. Any purported Transfer of Securities owned by a Stockholder that is not in compliance with this Agreement shall be null and void and of no force and effect whatsoever. Accordingly, such Transfer shall not be reflected on the books of Holdings and Holdings will not recognize any such proposed transferee as the holder of any such Securities. 3. TERMINATION; AMENDMENT

     3.1  Termination; Amendment.

          (a) This Agreement may be terminated and the terms hereof amended at any time only by the execution of a written instrument signed on behalf of Holdings, Hartnett and either (i) the Initial Party or (ii) the Holders of not less than 67% of the aggregate Outstanding Shares held by the Stockholders.

          (b) In the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their directors, officers, partners or stockholders.

4.   MISCELLANEOUS

     4.1  Notices.

          Any notice, request, instruction, or other communication to be given hereunder by any party to another shall be in writing and shall be deemed to have given if delivered by hand or sent by telecopier (transmission confirmed), certified or registered mail (return receipt requested), postage prepaid, or by overnight express service, addressed to the respective party or parties: (i) if to a Stockholder or successor thereto, at the address for such party in the books and records of Holdings, (ii) if to Holdings at the following address:

                                 Roller Bearing Holding Company, Inc.
                                 60 Round Hill Road
                                 P.O. Box 430
                                 Fairfield, Connecticut 06430-0430
                                 Telecopier: 203-256-0775
                                 Attention: Chief Executive Officer

     with a copy (which shall
     not constitute notice) to:  McDermott, Will & Emery
                                 50 Rockefeller Plaza
                                 New York, New York 10020
                                 Telecopier: 212-547-5444
                                 Attention: C. David Goldman, Esq.

and (iii) if to Hartnett:

                                  Dr. Michael J. Hartnett
                                  c/o Roller Bearing Company of America, Inc.
                                  60 Round Hill Road
                                  P.O. Box 430
                                  Fairfield, Connecticut 06430-0430
                                  Telecopier: 203-256-0775

      with a copy (which shall
      not constitute notice) to:  McDermott, Will & Emery
                                  50 Rockefeller Plaza
                                  New York, New York 10020
                                  Telecopier: 212-547-5444
                                  Attention: C. David Goldman, Esq.

or to such other address or addresses as any party may designate to the others by like notice as set forth above. Any notice given hereunder shall be deemed given and received on the date of hand delivery or transmission by telecopier, three days after mailing by certified or registered mail or one day after delivery to an overnight express service for next day delivery, as the case may be.

     4.2 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contemplated hereby.

     4.3 Captions. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any provision of this Agreement or affect the construction hereof.

     4.4 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, and successors, any rights or remedies under or by reason of this Agreement.

     4.5 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

     4.6 Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT GIVING EFFECT TO THE RULES OF SAID STATE GOVERNING THE CONFLICTS OF LAWS.

          (b) The parties hereto hereby agree that any action, proceeding or claim against it arising out of, or relating in any way to, this Agreement may be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction for such purpose. The parties hereto hereby irrevocably waive any objection to such jurisdiction or inconvenient forum. Any such process or summons to be served upon any of the parties hereto (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 4.1 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

     4.7 Assignment. Except as otherwise set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart has been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders'
Agreement as of the date set forth above.

                                  ROLLER BEARING HOLDING COMPANY, INC.

                                  By:
                                      -----------------------------------------
                                      Name:

                                      Title:

                                  ---------------------------------------------
                                                Dr. Michael J. Hartnett

                                  ---------------------------------------------
                                                William E. Myers, Jr.


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